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                                                                    Exhibit 4.15


                       MANAGEMENT SUBSCRIPTION AGREEMENT
                       ---------------------------------


     MANAGEMENT SUBSCRIPTION AGREEMENT (this "Agreement"), dated as of July 21, 1997, by and between Jordan Telecommunications Products, Inc., a Delaware corporation (the "Company"), and Dominic J. Pileggi, the President and Chief Executive Officer of the Company (the "Purchaser").


     WHEREAS, the Purchaser desires to subscribe for and acquire from the Company, and the Company desires to issue and sell to the Purchaser, 10,722.2222 shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") on the terms set forth herein.


     NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


1.  Subscription for and Purchase of Shares.

          1.1. Purchase of Shares. (a) Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and sell to the Purchaser, the Shares. The purchase price for the Shares is payable through the Purchaser's payment to the Company of cash in the amount of $21,444.44.

               (b) The Purchaser acknowledges to the Company that he understands and agrees, as follows:

     THE SHARES HAVE NOT BEEN REGISTERED UNDER FEDERAL OR STATE SECURITIES LAWS. THE SHARES ARE A HIGHLY SPECULATIVE AND RISKY INVESTMENT. THERE IS NO PUBLIC OR OTHER MARKET FOR THE SHARES NOR IS ANY LIKELY TO DEVELOP. THE COMPANY HAS NO PREVIOUS FINANCIAL HISTORY AND HAS BORROWED SUBSTANTIALLY ALL OF THE FUNDS AVAILABLE TO IT TO OPERATE ITS BUSINESS. THE PURCHASER ACKNOWLEDGES THAT HE MAY AND CAN AFFORD TO LOSE HIS ENTIRE INVESTMENT AND THAT HE UNDERSTANDS HE MAY HAVE TO HOLD THIS INVESTMENT INDEFINITELY.

               (c) Each certificate evidencing the Shares being issued pursuant to this Agreement shall bear legends reflecting (i) this Agreement's existence and (ii) the fact that the Shares have

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not been registered under Federal or state securities laws and are subject to limitations on transfer set forth herein. The Purchaser acknowledges that the effect of these legends, among other things, is or may be to significantly limit or diminish the value of the Shares for purposes of sale or for use as loan collateral. The Purchaser consents to the notation of "stop transfer" instructions against the Shares being purchased hereunder.

          1.2. Pledge of Shares. The Company hereby acknowledges and agrees that the Shares being purchased hereunder will be pledged to Jordan Industries, Inc., a Delaware corporation ("Jordan Industries"), as collateral security for, among other things, the obligation of the Purchaser to pay the principal of and interest on the promissory note in the form attached hereto as Exhibit A (the "Promissory Note"), which shall be duly executed and delivered by the Purchaser to Jordan Industries on the date hereof, pursuant to the terms of a Stock Pledge Agreement in the form attached hereto as Exhibit B (the "Pledge Agreement"), which shall be duly executed and delivered by the Purchaser to Jordan Industries on the date hereof.

          1.3. Document Access. The Company has afforded the Purchaser and his advisors, if any, the opportunity to discuss an investment in the Shares and to ask questions of representatives of the Company concerning the terms and conditions of the sale of the Shares, and such representatives have provided answers to all such questions concerning the sale of the Shares. The Purchaser has consulted his own financial, tax, accounting and legal advisors, if any, as to the Purchaser's investment in the Shares and the consequences thereof and risks associated therewith. The Purchaser and his advisors, if any, have examined or have had the opportunity to examine before the date hereof all documents and other information that the Purchaser deems to be material to an understanding of the business, operations and financial condition of the Company and the investment in the Shares contemplated hereby.

          1.4. Representations and Warranties of the Purchaser. The Purchaser represents, warrants and covenants to the Company as follows:

               (a) the Purchaser has full power and authority to execute and deliver this Agreement, the Promissory Note and the Pledge Agreement and to perform his obligations hereunder and thereunder and this Agreement, the Promissory Note and the Pledge Agreement have been duly executed and delivered by the Purchaser and are valid, binding and enforceable against the Purchaser in accordance with their respective terms;

               (b) none of the execution, delivery or performance of this Agreement, the Promissory Note and the Pledge Agreement by

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the Purchaser will result in any material breach of any terms or provisions of, or constitute a material default under, any material contract, agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound; and

               (c) The Purchaser will complete, execute and file a form of election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with the Internal Revenue Service not later than thirty (30) days after the date hereof.


2.   Investment Representations of the Purchaser.

          2.1. Investment Intention. The Purchaser hereby represents and warrants to the Company that the Purchaser is acquiring the Shares for investment solely for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof.

          2.2. Legend. Each certificate representing Shares shall bear substantially the following legend:

          "THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A MANAGEMENT SUBSCRIPTION AGREEMENT, DATED AS OF JULY 21, 1997, BETWEEN THE COMPANY AND THE ORIGINAL PURCHASER OF THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE (THE "SUBSCRIPTION AGREEMENT"). THE SUBSCRIPTION AGREEMENT GRANTS CERTAIN REPURCHASE RIGHTS TO THE COMPANY (OR ITS ASSIGNEES) UPON TERMINATION OF SUCH PURCHASER'S SERVICE WITH THE COMPANY. A COPY OF THE ABOVE REFERENCED AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT."

          2.3.  Risk Factors.

               (a) The Purchaser acknowledges that he knows and understands that the Company borrowed a substantial portion of the funds used to effect the acquisition of the Company's subsidiaries. It is unlikely that dividends will be paid on the Shares; there is no legal requirement or promise made by the Company to declare or pay such dividends and such dividends may not in any event be paid if such payment would violate any term of any agreement binding on the Company. The ability of the Company to make any dividend or

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other payments or distributions in respect of the Shares is restricted by various agreements and instruments binding on the Company and may be restricted by future agreements or instruments binding on the Company. If the Purchaser ceases to be an employee of the Company, the Shares may be subject to certain rights of the Company to repurchase such Shares under this Agreement. Under the repurchase payment terms, the Purchaser may not receive full cash payment in return for his Shares for several years. Furthermore, the Purchaser acknowledges that he has pledged, pursuant to the Pledge Agreement, the Shares held by him for the benefit of the Company to secure payment of the amounts due under the Promissory Note. Under the terms of the Pledge Agreement, the Purchaser may forfeit his Shares upon certain defaults under the Promissory Note or the Pledge Agreement.

               (b) The Purchaser acknowledges that any financial projections or forecasts with respect to the Company are subject to many assumptions and factors beyond the Company's control, and that there are no assurances that these projections forecasts will be realized. The Purchaser further acknowledges that any pending or prospective acquisition with respect to the Company are only possibilities that management has considered, which may never be pursued by the Company or, if pursued are subject to many conditions and factors outside of the control of the Company and may never be consummated.

               (c) The Purchaser acknowledges that he knows and understands that his purchase of the Shares is a speculative investment which involves a high risk of loss and that on and after the date hereof, there will be no public market for the Shares, and that such a public market may never develop.

               (d) The Purchaser understands that Jordan Industries and its affiliates own in excess of a majority of the outstanding capital stock of the Company and will have sufficient voting power to exercise control over the business, policies and affairs of the Company. The Company has entered, and from time to time may enter, into various agreements and arrangements with Jordan Industries and its affiliates in exchange for the provision of services to the Company or to provide financing to the Company. Further, the Purchaser acknowledges that Jordan Industries and its affiliates, including The Jordan Company ("Jordan") are engaged in the business of investing in, acquiring and/or managing businesses for their own accounts, the accounts of their affiliates and associates and for the account of unaffiliated third parties. No aspect or element of such activities shall be deemed to be engaged in for the benefit of the Company or its subsidiaries nor to constitute a conflict of interest. Jordan Industries and its affiliate shall have no obligation to present any investment or business opportunities to the attention of the Company or its subsidiaries or stockholders and the Purchaser hereby waives any

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claim he may have against Jordan Industries or its affiliates for the failure of Jordan Industries or its affiliates to present any such opportunity to the Company, its subsidiaries or stockholders or to pursue such opportunity for the benefit of such parties.

          2.4. Securities Law Matters. (a) The Purchaser represents and warrants that he did not use a "purchaser's representative" (as that term is used in Regulation D as promulgated by the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement. The Purchaser represents and warrants that neither Jordan, Jordan Industries nor any of their respective employees or affiliates has acted as a representative of the Purchaser in connection with such transactions. The Purchaser hereby releases Jordan, Jordan Industries, Jordan/Zalaznick Capital Company and each of their respective partners, principals, directors, officers, employees, agents and representatives (collectively, the "Jordan Entities") from and against any claims in respect of the Purchaser's subscription for the Shares and any related transactions hereunder. The Purchaser represents and warrants that his decision to purchase the Shares has been made by the Purchaser independent of any statements, disclosures or judgments as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any person, including any of the Jordan Entities.

               (b) The Purchaser acknowledges and represents and warrants to the Company that he has been advised by the Company that (a) the offer and sale of the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"); (b) the Shares must be held indefinitely and the Purchaser must continue to bear the economic risk of the investment in the Shares unless the offer and sale of such Shares is subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available; (c) there is no established market for the Shares and it is not anticipated that there will be any public market for the Shares in the foreseeable future; (d) Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any securities of the Company, and the Company has made no covenant to make such Rule available; (e) when and if Shares may be disposed of without registration under the Securities Act in reliance on Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule; (f) if the Rule 144 exemption is not available, public offer or sale without registration will require the availability of an exemption under the Securities Act; (g) a restrictive legend in the form heretofore set forth shall be placed on the certificates representing the Shares; and (h) a notation shall be made in the appropriate records of the Company indicating that the Shares are subject to restrictions on transfer and, if the Company should at

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some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Shares.

          2.5. Additional Investment Representations. The Purchaser represents and warrants that (a) the Purchaser's financial situation is such that he can afford to bear the economic risk of holding the Shares for an indefinite period of time, has adequate means for providing for his current needs and personal contingencies, and can afford to suffer complete loss of his investment in the Shares; (b) the Purchaser's knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of the investment in the Shares as contemplated by this Agreement; (c) the Purchaser understands that the Shares are a speculative investment which involve a high degree of risk of loss of his investment therein, there are substantial restrictions on the transferability of the Shares, and, on the date hereof and for an indefinite period, there will be no public market for the Shares and, accordingly, it may not be possible for the Purchaser to liquidate his investment in case of emergency, if at all; (d) in making his decision to purchase the Shares hereby purchased, the Purchaser has relied upon independent investigations made by him and, to the extent believed by the Purchaser to be appropriate, his representatives, including his own professional, financial, tax and other advisors; (e) the Purchaser and his representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and their representatives concerning the terms and conditions of the purchase of the Shares and to obtain any additional information which the Purchaser or his representatives deem necessary; (f) the Purchaser is an officer or key employee of the Company and as such has a high level of familiarity with the business, operations, financial condition and prospect of the Company; and (g) the Purchaser understands that no dividends are expected to be paid on Shares in the foreseeable future.


3.   Restrictions on Transfer.

          3.1. General Restrictions on Transfer. (a) The Purchaser agrees that he will sell, transfer, assign, pledge, hypothecate or otherwise dispose of ("Transfer") all or any portion of the Shares only in accordance with the terms of the Agreement. The Purchaser agrees that in no event will the Purchaser Transfer any Shares (other than a Transfer pursuant to Section 3.3) unless and until (i) the Purchaser shall have furnished the Company with an opinion of counsel satisfactory to the Company to the effect that (a) such Transfer will not require registration of such Shares under the Securities Act, (b) such Transfer is in accordance with an exemption under the Securities Act, and (c) appropriate action

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necessary for compliance with the Securities Act has been taken, and (ii) the
Company shall have waived, expressly and in writing, its rights, if any, under
Section 4 of this Agreement. The Purchaser further agrees that, except as contemplated by the Pledge Agreement, Shares subject to the call rights described in Sections 4.1, 4.2 and 4.3 below may not be Transferred.

               (b) The Company shall not be required (i) to reflect on its books any purported Transfer of Shares in violation of any of the provisions set forth in this Agreement (ii) to treat any purported transferee of such Shares as a record owner of such Shares or (iii) to afford such purported transferee any right to vote, or to receive dividends in respect of, such Shares.

          3.2. First Refusal Rights. At least sixty (60) days prior to making any Transfer of Shares (other than a Transfer pursuant to Section 3.3), the Purchaser will deliver a written notice (the "Sale Notice") to the Company. The Sale Notice will state the number of Shares to be Transferred, the identity of the proposed transferee, the terms and conditions of the proposed Transfer and that such proposed transferee is committed to acquire the stated number of Shares on the stated price, terms and conditions. The Company may elect to purchase all or a portion of the Shares to be Transferred upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice (the "Purchase Notice") of such election to the Purchaser within sixty
(60) days after its receipt of the applicable Sale Notice (the "Refusal Period"), which notice shall specify the time, place and date of settlement of such purchase. If the Company does not elect to purchase all of the Shares specified in the Sale Notice, the Company may assign such right to any third party provided that such right shall not extend beyond the Refusal Period. If exercised by an assignee pursuant hereto, the right to purchase shall be exercised by delivery to the Purchaser of a Purchase Notice signed by the exercising assignee, which notice shall specify the time, place and date for settlement of such purchase. The Purchaser shall sell to the Company or its assignees that number of Shares which either of them elects to purchase, such sale to be consummated within ninety (90) days after the date of the applicable Purchase Notice. If purchased by the Company, the purchase price of such Shares may be paid, at the option of the Company, in cash, Three Year Junior Notes (as defined in Section 7) or a combination thereof. If purchased by an assignee, the purchase price shall be paid in cash. If some or all of the Shares specified in the Sale Notice are not purchased by the Company or its assignee, the Purchaser may, subject to the provisions of Section 3.5, Transfer such Shares at a price and on terms no more favorable to the transferee(s) thereof than are specified in the Sale Notice during the sixty (60) day period immediately following the Refusal Period. If the Purchaser does not consummate the Transfer within such period, the right of first refusal provided

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hereby shall be deemed to be revived and no Transfer of such Shares may be effected without first offering the Shares in accordance with the terms hereof.

          3.3.  Certain Permitted Transfers.  The restrictions contained in
Section 3.2 will not apply with respect to Transfers of Shares (a) to or by Jordan Industries pursuant to the Stock Pledge Agreement or (b) by gift, will or intestate succession to any Permitted Transferee (as hereinafter defined); provided, however, that as a condition to any Transfer to a Permitted Transferee, the Permitted Transferee shall execute and deliver to the Company a valid and binding agreement satisfactory to the Company and its legal counsel to the effect that any Shares so Transferred shall continue to be subject to all of the provisions and conditions of this Agreement and the Pledge Agreement and that such Permitted Transferee agrees to be jointly and severally bound with the Purchaser hereby and by the Promissory Note and the Pledge Agreement as if an original party hereto and thereto; and further provided that no Transfer to any Permitted Transferee shall relieve the Purchaser of any obligation or liability under this Agreement, the Promissory Note or the Pledge Agreement. For purposes of the Agreement, "Permitted Transferee" means the Purchaser's spouse and/or descendants, any trust or similar entity all of the beneficiaries of which are, or a corporation, partnership or limited liability company all of the stockholders, partners or members of which are, the Purchaser and/or the Purchaser's spouse and descendants.

          3.4. Discharge of Indebtedness. Anything to the contrary in this Agreement notwithstanding, any Transfer of Shares, directly or indirectly, by the Purchaser or any Permitted Transferee to any transferee other than a Permitted Transferee, the Company, any assignee of the Company or Jordan Industries pursuant to the Stock Pledge Agreement shall be void and of no effect unless and until any outstanding indebtedness of the Purchaser under the Promissory Note shall have been paid in full.

          3.5. Termination of Restrictions. The restrictions on Transfer set forth in Section 3.2 will terminate upon the earlier of (a) the Sale of the Company (as defined in Section 7), (b) the closing of a bona fide, firm commitment underwritten public offering of the Common Stock or (c) any Transfer to Jordan Industries pursuant to the Stock Pledge Agreement.

4.   Repurchase Provisions.

          4.1. Call at Cost Upon Termination for Cause. If Purchaser's employment with the Company is terminated at any time for Cause the Company may repurchase all or any portion of the Shares purchased by Purchaser pursuant to this Agreement at a price


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per Share equal to $2.00 ("Cost Call Right For Cause").

          The purchase price for the Shares to be purchased pursuant to this
Section 4.1 is payable, at the option of the Company in cash, Three Year Junior Notes or a combination thereof.

          4.2. Call at Cost Upon Termination For Other Than Cause. If the Purchaser ceases to be employed by the Company on a full time basis for no or any reason other than Cause prior to the fifth anniversary of the Commencement Date (as defined in Section 7) the Shares purchased by Purchaser pursuant to this Agreement may be repurchased by the Company in accordance with the terms described below ("Cost Call Right Other Than For Cause").

               (a) If termination occurs for no or any reason other than Cause prior to the second anniversary of the Commencement Date, the Company may purchase up to 100% of the Shares at a price per Share equal to $2.00.

               (b) If termination occurs for no or any reason other than Cause during the period commencing on the second anniversary of the Commencement Date and ending immediately prior to the third anniversary of the Commencement Date, the Company may purchase up to 70% of the Shares at a price per Share equal to $2.00.

               (c) If termination occurs for no or any reason other than Cause during the period commencing on the third anniversary of the Commencement Date and ending immediately prior to the fourth anniversary of the Commencement Date, the Company may purchase up to 60% of the Shares at a price per Share equal to $2.00.

               (d) If termination occurs for no or any reason other than Cause during the period commencing on the fourth anniversary of the Commencement Date and ending immediately prior to the fifth anniversary of the Commencement Date, the Company may purchase up to 50% of the Shares at a price per Share equal to $2.00.

The purchase price for the Shares to be purchased pursuant to the Cost Call Right Other Than For Cause is payable, at the option of the Company in cash, Three Year Junior Notes or a combination thereof.

          4.3. Call at Fair Market Value Upon Termination. If Purchaser ceases to be employed by the Company on a full time basis at any time for any or no reason other than Cause, the Shares not subject to the Cost Call Right Other Than For Cause may be repurchased by the Company at a price per Share equal to the Fair Market Value (as defined in Section 7) ("FMV Call Right"). The

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purchase price for the Shares to be purchased pursuant to the FMV Call Right is payable, at the option of the Company, in cash, Three Year Junior Notes or a combination thereof.

          4.4. Payment of Promissory Note; Right of Set Off. The Purchaser hereby authorizes and directs the Company to apply any amounts payable to the Purchaser upon the repurchase of Shares pursuant to Section 3.2 or this Section 4 first to Jordan Industries in satisfaction of the outstanding principal, interest and any other amounts outstanding under the Promissory Note and the Pledge Agreement. The Company shall further be entitled to set off and reduce any amounts payable to the Purchaser upon the repurchase of Shares pursuant to
Section 3.2 or this Section 4 for any obligations or liabilities of the Purchaser to the Company under this Agreement, or any other agreement, written or oral, between the Company and the Purchaser.

          4.5. Expiration and Closing of Call Rights. If the Company has not delivered to the Purchaser written notice (a "Call Notice") of its intention to exercise the call rights set forth in Section 4.1, 4.2 or 4.3 within six months of the Purchaser's termination of full-time employment with the Company, such call rights shall automatically expire. The closing of any purchase pursuant to such call rights shall take place at the time and place designated by the Company in the Call Notice, which date, subject to the final sentence of this
Section 4.5, shall not be more than twelve (12) months after the delivery of the notice in the event the consideration to be paid by the Company consists exclusively of cash and not more than ninety (90) days after the delivery of the Call Notice in the event such consideration shall include Three Year Junior Notes. The FMV Call Right set forth in Section 4.3 shall terminate upon the closing of a bona fide, firm commitment underwritten public offering of the Common Stock and this Section 4 shall terminate in its entirety upon a Sale of the Company (as defined in Section 7). If (i) the Company is prohibited from purchasing Shares pursuant to the Cost Call Right For Cause, the Cost Call Right Other Than For Cause or the FMV Call Right under, or such a purchase would result in a breach or default of, any debt instrument or agreement relating to any indebtedness or preferred stock of the Company or its subsidiaries or (ii) the Board of Directors otherwise determines that purchasing such Shares would be inadvisable given the then existing financial condition of the Company and its subsidiaries, the Company may defer the closing of such purchase until the earliest date on which neither of the conditions described in the foregoing clauses (i) and (ii) shall exist.

5. "Market Stand-Off" Agreement. The Purchaser hereby agrees that during the period (which period shall not exceed 180 days) specified by the Company and the underwriter or underwriters of

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capital stock of the Company following the effective date of a registration statement of the Company filed under the Securities Act, the Purchaser shall not, to the extent requested by the Company and such underwriter, directly or indirectly, sell, offer or contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to Permitted Transferees or pursuant to gifts to donees who agree to be similarly bound) any securities of the Company at any time during such period except shares of Common Stock covered by such registration statement; provided, however, that (a) such agreement shall be applicable only to the first such registration statement of the Company which covers capital stock to be sold on its behalf to the public in an underwritten offering and (b) all executive officers and directors of the Company holding securities of the Company shall have entered into similar agreements. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Common stock held by the Purchaser until the end of such period.

6. Purchaser's Representative. In the event that in the future the Company engages in any negotiation or transaction (including a merger or consolidation or other reorganization by or of the Company) in which Regulation D promulgated by the Securities and Exchange Commission may or will be available to the Company, the Purchaser agrees irrevocably (and with the knowledge and intention that the other holders of the Company's stock of all classes will rely thereon in making their respective present investment decisions) that he will, within five (5) business days of written notice from the Company, which may be given in the sole discretion of the Company, appoint a purchaser's representative or representatives who shall be qualified and acceptable to the Company and any other person(s) who is (are) involved in the proposed transaction so that the maximum benefits of Regulation D shall be available to the Company and all of its stockholders. The Purchaser shall bear the costs and expenses of such purchaser's representative and shall be liable to the Company and all of the Company's other stockholders for any damage or loss that may or might be incurred by such parties if the Purchaser fails to perform this covenant.


7.   Definitions.

               (a) "Cause" shall mean a termination of the Purchaser by the Company due to (i) the failure or refusal of the Purchaser (other than by reason of death or Disability) to perform his duties as determined in good faith by the Board of Directors of the Company, provided that such failure or refusal shall continue for thirty (30) days following written notice thereof to the Purchaser from the Company, (ii) the Purchaser's willful dereliction of duty or intentional and malicious conduct contrary to the best interests of the Company or its business, provided that such dereliction or conduct shall continue for thirty (30) days following written notice thereof to the Purchaser from the Company, (iii) the Purchaser's conviction of, or guilty plea or confession to, any felony or any misdemeanor, provided that such misdemeanor involves the property of the Company or (iv) the material breach by the Purchaser of this Agreement, the Promissory Note or the Pledge Agreement, provided that such breach shall continue for thirty (30) days following written notice thereof to the Purchaser from the Company.

               (b) "Commencement Date" shall mean September 1, 1996.

               (c) "Determination Period" shall mean the four full fiscal quarters of the Company immediately preceding the termination of employment giving rise to the FMV Call Right pursuant to Section 4.3.

               (d) "Disability" shall mean the inability of the Purchaser to perform substantially his duties to the Company by reason of physical or mental disability or infirmity that, in the reasonable judgment of the Board of Directors of the Company, is documented by medical evidence.

               (e) "EBITDA" shall mean for any period, the consolidated net income (or loss) of the Company (after eliminating all extraordinary or non-recurring items of income or loss), as reflected in the Company's financial statements for such period, plus (i) interest and other expense in respect of indebtedness for borrowed money and similar expense in respect of capitalized leases, charged, accrued or otherwise allocated against such net income (or loss), plus (ii) expenses for income taxes (whether paid, accrued or deferred) charged or otherwise allocated against such net income, plus (iii) depreciation and amortization of any assets or other non-cash charges (including, without limitation, any depreciation, amortization and other non-cash charges relating to purchase accounting adjustments, and any amortization or write-off or intangible assets, transaction costs or goodwill) charged, allocated or otherwise accrued against such net income (or loss), plus, without duplication,
(iv) non-cash expenses attributable to the issuance of stock, options or warrants by the Company to any of its directors, officer, employees, dealers or others or the exercise thereof, charged, accrued or allocated against such net income (or loss), plus (v) expenses attributable to investment banking or consulting fees paid or payable to Jordan and charged, accrued or otherwise allocated against such net income (or loss), in each case, excluding any such interest, depreciation, amortization costs and expenses previously taken into account in determining EBITDA during any period preceding such period, all as determined in accordance with generally accepted accounting principles, consistently applied.

               (f) "Fair Market Value" shall mean, for any Determination Period, the Quotient obtained by dividing (i) an amount equal to (A) six (6) multiplied by EBITDA for the Determination Period less (B) the aggregate amount of indebtedness for borrowed money and capitalized leases of the Company as of the end of the Determination Period (including, without limitation, interest accrued but unpaid as of the end of the Determination Period) less (C) the aggregate liquidation value of shares of preferred stock of the Company outstanding at the end of the Determination Period (including, without limitation, dividends secured but unpaid in respect of such stock as of the end of the Determination Period) less (D) the aggregate amount that would have been payable by the Company in respect of any equity appreciation or similar rights outstanding as of the end of the Determination Period assuming the exercise in full of any and all such rights (whether vested or not) as of such date by (ii) the aggregate number of shares of Common Stock issued and outstanding on a fully-diluted basis as of the date of the termination of employment giving rise to the calculation of Fair Market Value.

               (g) "Sale of the Company" means the sale of the Company to an independent third party or group of third parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company's Board of Directors (whether by merger, consolidation or sale or transfer of the Company's capital stock) or (ii) all or substantially all of the Company's assets determined on a consolidated basis.

               (h) "Three Year Junior Notes" shall mean a promissory note of the Company in the form attached hereto as Exhibit C.


8.   Miscellaneous.

          8.1. Binding Effect. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns. Neither this Agreement nor any purchase or sale of Shares pursuant hereto shall create, or be construed or deemed to create, any right to employment in favor of the Purchaser or any other person by the Company. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and so a rule of strict construction will be applied against any person.

          8.2. Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

          8.3. Amendment. This Agreement may be amended only by a written instrument signed by the Company and the Purchaser.

          8.4. Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given when delivered, if delivered personally, sent by registered or certified mail, return receipt requested, postage prepaid or sent by confirmed telecopy and when received if delivered otherwise, to the party to whom it is directed:

               (a)  If to the Company, to it at the following address:

                    Jordan Telecommunications Products, Inc.
                    ArborLake Centre, Suite 550
                    1751 Lake Cook Road
                    Deerfield, Illinois  60015
                    Attention:  Thomas H. Quinn

                    with a copy to:

                    Winston & Strawn
                    35 West Wacker Drive
                    Suite 4200
                    Chicago, Illinois  60601
                    Attention:  Robert F. Denvir

               (b)  If to the Purchaser, to him at the following address:

                    Dominic J. Pileggi
                    Jordan Telecommunications Products, Inc.
                    ArborLake Centre, Suite 550
                    1751 Lake Cook Road
                    Deerfield, Illinois  60015

or at such other address as the parties hereto shall have specified by notice in writing to the other parties (provided that such notice of change of address shall be deemed to have been duly given only when actually received). Delivery of a copy of the notice solely to a party's attorney does not constitute proper notice hereunder.

          8.5. Applicable Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS OF ANY STATE. EACH PARTY AGREES THAT JURISDICTION AND VENUE WILL BE PROPER IN CHICAGO, ILLINOIS AND WAIVES ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. EACH PARTY WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND
COMPLAINT COMMENCING AN ACTION OR PROCEEDING SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF ILLINOIS OR THE UNITED STATES. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 8.5 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN OTHER FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE JURISDICTION.

          IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE PROMISSORY NOTE OR THE PLEDGE AGREEMENT, OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT THEREOF OR ANY OTHER CLAIM OR DISPUTE HOWEVER ARISING BETWEEN THE COMPANY AND THE PURCHASER, THE PURCHASER TO THE FULLEST EXTENT THAT HE MAY EFFECTIVELY DO SO, WAIVES ANY RIGHT TO TRIAL BY JURY. THE PURCHASER AGREES THAT THIS SECTION 8.5 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES THAT THE COMPANY WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION 8.5 WERE NOT A PART THEREOF.

          8.6. Arbitration. Any dispute between or among the parties to this Agreement relating to or in respect of this Agreement, its negotiation, execution, performance, subject matter, or any course of conduct or dealing or actions under or in respect of this Agreement, including without limitation any claim under the Securities Act, the Securities Exchange Act of 1934, as amended, any other state or federal law relating to securities or fraud or both, the Racketeer Influenced and Corrupt Organizations Act, or federal or state common law, shall be submitted to, and resolved exclusively pursuant to, arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Such arbitration shall take place in Chicago, Illinois. Decisions as to findings of fact pursuant to such arbitration shall be final, conclusive and binding on the parties. Within thirty (30) days following the award of any arbitrator hereunder, any party may apply to a court of competent jurisdiction for a resolution of any questions of law bearing on such award, and no such award shall be binding and enforceable unless the arbitrator's determinations as to such questions of such law have been judicially approved or until the passage of such thirty (30) day period without such application having been made. Any final award shall be enforceable as a judgment of a court of record.

          8.7. Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, conditions, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or in the Promissory Note or the Pledge Agreement. This Agreement, the Promissory Note and the Pledge Agreement supersede all prior agreements and understandings between the parties with respect to the subject matter referred to herein and therein.

          8.8. Descriptive Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

          8.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          8.10. Expenses. The Company and the Purchaser shall each pay their own costs in connection with the preparation, negotiation, execution and delivery of this Agreement, the Promissory Note and the Pledge Agreement and in connection with the issuance of any securities hereunder, including, but not limited to, all taxes, fees or other charges which may be payable in connection with the purchase or sale of the Shares pursuant to this Agreement and all costs in connection with the preparation, execution and delivery of any waiver, amendment or consent (whether or not executed) relating to this Agreement, including reasonable fees and disbursements of counsel.

          8.11. Rights Cumulative; Waiver. The rights and remedies of the Purchaser and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

          8.12. Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto will waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in the United States District Court for any District located in the State of Illinois, or, in the event such court would not have jurisdiction of such action, in any court of the United States or any state thereof having subject matter jurisdiction of such action.

          8.13. Limited Obligation. The Purchaser acknowledges and agrees that the obligations of the Company under this Agreement are solely the obligations of the Company, and that none of the Company's stockholders, directors, officers or lenders will have any obligation or liability, contingent or otherwise, in respect of this Agreement and the subject matter hereof.

                            [signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       JORDAN TELECOMMUNICATIONS PRODUCTS, INC.


                                       By: /s/ Thomas H. Quinn
                                           -------------------------------------
                                           Name:  Thomas H. Quinn
                                           Title: Chairman



                                       PURCHASER


                                       /s/ Dominic J. Pileggi
                                       ----------------------------------------
                                       Name:  Dominic J. Pileggi